EXHIBIT 10.4

100 Fairway Drive, Suite 134 Vernon Hills, Illinois 60061 Tel: 847-362-8200 Fax: 847-362-8394
October 3, 2007
David Starr
16 Mulberry East Rd
Deerfield, IL 60015
Dear David:
This letter constitutes the sole and complete one (1) year employment agreement concerning salary, benefits and conditions of your employment by Winston Laboratories, Inc. (“Winston”). Your position will be Vice President, Chief Financial Officer. In your position you will be responsible for all financial functions of the Company.
Your annual base salary will be Two Hundred Thousand Dollars ($200,000). As you have stated that you do not require medical coverage, you will not be covered by Winston’s Medical Policy. A 401K Pension and Life Insurance plan will be made available. You will receive four (4) weeks of yearly vacation each year of employment, and will also be eligible for Winston’s executive bonus (with a maximum bonus opportunity of 40% of your base salary) and stock option plans, which are based both on the performance of the company and the individual employee.
It is understood that you will begin your employment at Winston on or about November 1, 2007. If you do not for any reason assume your duties for Winston by November 12, 2007, this employment agreement shall be null and void. Prior to initiating your employment, and as a condition of such, you will have to sign a Confidential Disclosure Agreement with Winston covering your employment. You will agree that you will at all times faithfully, industriously and to the best of your ability, experience, and talents, perform all of the duties as defined in writing that are or may be required of you pursuant to the expressed and implicit terms of this contract, to the reasonable satisfaction of Winston. Winston may discharge you in the event you violate any of the provisions of this contract or violate any reasonable or customary rule or regulation that may be established from time to time for the conduct of Winston’s business or for any material breach or neglect of any duty or obligation of yours under this contract. Your employment may be terminated at the sole option of Winston thirty (30) days written notice from Winston to you. If Winston terminates your employment, you will receive your base salary and medical and life insurance benefits at that time for an additional four (4) months from the date of your termination, to be paid monthly as full compensation in payment for all claims under this contract. If Winston terminates your employment, all benefits, not fully vested, cease and are extinguished as of the date you receive the written notice of termination except for those provisions heretofore stated as full compensation in payment for all claims under this contract. COBRA benefits shall begin at the expiration of severance.

CONFIDENTIAL

David Starr
October 3, 2007
Winston’s exercise of its right to terminate hereunder shall be without prejudice to any other remedy to which Winston may be entitled at law, in equity or under this agreement. You may upon fourteen (14) days written notice terminate your employment with Winston. Likewise, the exercise of your right to terminate hereunder shall be without prejudice to any other remedy to which you may be entitled by law, in equity, or under this agreement. All legal issues shall be determined in accordance with the laws of the state of Illinois in the Illinois state court that is mutually agreeable to both parties. If you terminate your employment, all salary and benefits from Winston will immediately cease as of your termination date, and you will not be entitled to any benefits which have not been fully vested at the time of your termination including any bonuses for company performance or for an equity transaction for the company. This agreement constitutes the agreement between the parties and this contract shall not inure to the benefit of your successors, heirs and/or legal representative.
If this agreement satisfactorily represents all of the conditions of your employment, please so indicate by signing and dating on the appropriate lines below.
Sincerely,

/s/ Joel E. Bernstein, M.D.
Joel E. Bernstein, M.D.

JEB:ceg

/s/ David Starr David Starr	10/5/07 Date

CONFIDENTIAL